Exhibit 10.3

Execution Copy

MASTER LEASE AGREEMENT

Dated as of November 19, 2015

among

MOBILE LEASING SOLUTIONS, LLC,

as Lessor

and

LESSEES FROM TIME TO TIME PARTY HERETO,

as Lessee

and

SPRINT SPECTRUM L.P.

as Servicer

and

MIZUHO BANK, LTD.

as Collateral Agent

COUNTERPART NO. [            ] OF 5 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO

THE EXTENT (IF ANY) THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE

UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST IN THIS DOCUMENT MAY BE CREATED

THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART

NO. 1.

i

Appendix	A Definitions

ii

Schedule 1	Device Lease Schedule
Schedule 2	Device Residual Values
Schedule 3	Schedule Of Approved Devices
Schedule 4	Forms Of Customer Leases
Schedule 5	Additional Information
Schedule 6	Repair Costs

iii

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT, dated as of November 19, 2015 and effective as of the Lease Closing Date, (this “Agreement”) is among MOBILE LEASING SOLUTIONS, LLC, a Delaware limited liability company (“Lessor”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS LESSEES (collectively, “Lessees” and, each, a “Lessee”), SPRINT SPECTRUM L.P., a Delaware limited partnership (“Sprint Spectrum” or “Servicer”), and MIZUHO BANK, LTD., as collateral agent for the Finance Parties (“Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the parties hereto are entering into this Agreement for the purpose of establishing the terms and conditions by which Lessor will lease Devices from time to time to the relevant Lessee; and

WHEREAS, the leasing of the Devices shall be governed by the terms and conditions in this Agreement, as well as the terms and conditions set forth in the relevant Device Lease Schedule and any related documentation.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Defined Terms. Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A (Definitions).

SECTION 1.2 Interpretation. For purposes of this Agreement and the other Sprint Transaction Documents, unless the context otherwise requires:

(a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9;

(c) the words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement or in any other Sprint Transaction Document refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(d) references to any clause, section, schedule or exhibit are references to clauses, sections, schedules and exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any section or definition refer to such paragraph, subsection, clause or other subdivision of such section or definition;

(e) the term “including” means “including without limitation”;

(f) references to any Law refer to that Law as amended from time to time and include any successor Law;

(g) references to any agreement or other document refer to that agreement or other document as from time to time amended or supplemented, or as the terms of such agreement are waived or modified, in each case in accordance with the terms of such agreement or document;

(h) references to any Party include that Party’s successors and permitted assigns;

(i) headings in this Agreement or in any other Sprint Transaction Document are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision thereof;

(j) unless otherwise specifically provided with respect to any computation of a period of time, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”;

(k) a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(l) a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;

(m) a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(n) unless otherwise defined, capitalised terms defined in this Agreement in the singular form shall have a corresponding meaning when used in the plural form, and vice versa; and

(o) “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

ARTICLE II

DEVICE LEASES

SECTION 2.1 Agreement to Lease

(a) Agreement to Lease. Upon satisfaction of all conditions precedent set out in Article V (Conditions Precedent) and the transfer of title to the Devices from Lessees to Lessor pursuant to the Second Step Transfer Agreement, Lessor hereby agrees to lease such Devices to Lessees and Lessees hereby agree to lease such Devices from Lessor, from time to time, on the terms and conditions set forth in this Agreement and the Device Lease Schedule with respect to the relevant Devices being leased (this Agreement together with a Device Lease Schedule, each a “Device Lease” and, collectively, the “Device Leases”). This Agreement is intended to be incorporated by reference into each Device Lease Schedule agreed to from time to time as particular Devices are leased by Lessor to the relevant Lessee. Each Device Lease is intended to be a separate instrument of lease. As to Devices leased pursuant to any such individual Device Lease, the terms of the applicable Device Lease Schedule shall control over the terms of this Agreement in the event of conflict. The rights, remedies, powers and privileges of Lessor and the relevant Lessee under each Device Lease shall be interpreted separately and apart from any other Device Lease.

(b) Acceptance of each Device Lease. Entry into each Device Lease is subject to the relevant Lessee and Lessor agreeing to a Device Lease Schedule. The relevant Lessee agrees to initially provide or cause to be provided to Lessor the information required by each Device Lease Schedule to the extent such information is available to such Lessee. Lessor agrees to evaluate the information provided by the relevant Lessee, work with the relevant Lessee to reconcile any discrepancies and provide or cause to be provided any additional information required for each Device Lease Schedule, in each case, as promptly as possible.

(c) Intention of the Parties. It is the express intent of each of the parties hereto that each Device Lease constitute a true lease and not a sale of the Devices. As a protective measure in the event that, notwithstanding the foregoing, the lease of the Devices to Lessees is recharacterized by any third party as a sale, then solely in that event and for the expressly limited purposes thereof, each Lessee does hereby grant to Lessor a security interest in all of such Lessee’s now or hereafter existing right, title and interest to, and under the Devices and agrees that this Agreement shall constitute a security agreement under applicable Law. Each Lessee hereby authorizes Lessor or its respective designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Devices now existing or hereafter arising in the name of such Lessee.

SECTION 2.2 Deemed Delivery

(a) Upon the relevant Lessee and Lessor agreeing to a Device Lease on the Lease Closing Date, Lessor shall be deemed to have delivered the relevant Devices under such Device Lease to the relevant Lessee and the relevant Lessee will be deemed to have accepted such Devices.

(b) Each Lessee accepts the leasing of the Devices by it and receives the Devices on an “as-is where-is” basis.

SECTION 2.3 Ownership of the Devices

(a) Ownership. At all times during the Term of each Device Lease, full legal title to the Devices will remain vested in Lessor to the exclusion of Lessees, notwithstanding the possession and use thereof by Lessees or any Customers. Lessees and Servicer each agree that at all times during the Term of each Device Lease for each Device, it shall not (i) imply or represent that any Person other than Lessor owns the Devices, (ii) sell or dispose of or directly or indirectly attempt to sell or dispose of the Devices in any way other than to a Customer pursuant to a Customer Lease, (iii) part with possession of the Devices without the prior written consent of Lessor other than pursuant to Section 2.4 (Subleasing) or as otherwise contemplated herein, and (iv) place on the Devices any plates, stickers or marks that are inconsistent with the ownership of the Devices by Lessor. For the avoidance of doubt, and without limiting the obligations of Servicer under the Servicing Agreement, Lessees shall have no obligation with respect to a Customer’s use or stewardship of a Device.

(b) Liens. At all times during the Term of each Device Lease, Lessees and Servicer shall not directly or indirectly give or allow another Person to give any interest in or Lien over the Devices or any Device Lease, other than Permitted Device Liens. Lessees shall promptly, at their own cost and expense, take such action as may be necessary to duly discharge or eliminate any such Liens (other than Permitted Device Liens) upon obtaining Knowledge thereof.

SECTION 2.4 Subleasing

(a) Lessor acknowledges that the relevant Lessee is subleasing each Device to a Customer. The relevant Lessee agrees to ensure that:

(i) at such time that a Customer Lease is in effect, the Customer is legally and contractually bound by the terms of such Customer Lease with respect to a relevant Device;

(ii) no Customer Lease prevents such Lessee from complying with its obligations under a Device Lease to which it is a party or any other Transaction Document to which it is a party;

(iii) neither such Lessee, nor any Customer Lease, shall directly or indirectly give any impression or confirmation or otherwise provide that the relevant Customer shall be or may become the legal and beneficial owner of any Device at any time other than if the Customer exercises any option to purchase the Device under such Customer Lease as permitted thereby;

(iv) such Lessee has all material licenses and authorizations necessary in connection with Lessee’s subleasing of the Devices to the Customers pursuant to the Customer Lease; and

(v) the Customer Leases will be administered in accordance with this Agreement and the Servicing Agreement.

SECTION 2.5 Software and Other Rights

(a) The Devices may contain software in which none of the parties hereto have ownership or other proprietary rights. Where required by a software owner or manufacturer, the relevant Lessee will enter into a license or other agreement for the use of the software. Any such agreement will be separate and distinct from each Device Lease, and Lessor will have no rights or obligations thereunder unless otherwise agreed by it in writing. To the extent that Lessor is the owner or has rights in software related to the Devices and such rights are transferable by Lessor, Lessor hereby grants to Lessees such rights that Lessor has (if any) to use such software during the Term of the applicable Device Lease. No separate license fee is payable by Lessees to Lessor in relation to such software. Lessee acknowledges that Lessor has made no representation or warranty to Lessees as to Lessor’s title to or ability to grant rights to Lessees for any software available on any Device.

SECTION 2.6 Approved Devices

(a) Lessor and Lessees acknowledge and agree that a full list of Approved Devices as at the date hereof is set out on Schedule 3 (Schedule of Approved Devices) to this Agreement (“Schedule of Approved Devices”).

(b) Lessor shall be entitled at any time to amend or replace the Schedule of Approved Devices without Lessee’s consent in order to add additional Devices of a new Type to such Approved Schedule and/or remove Devices from the Schedule of Approved Devices.

(c) Upon any amendment or replacement of the Schedule of Approved Devices in accordance with Section 2.6(b) (Approved Devices), Lessor shall provide Lessees with a new Schedule of Approved Devices (in the form set out in Schedule 3 (Schedule of Approved Devices)). The Approved Devices for the purposes of any Device Lease entered into pursuant to Section 2.1(Agreement to Lease) following such amendment or replacement shall be the Devices listed on such new Schedule of Approved Devices and such new Schedule of Approved Devices shall replace all previous schedules.

(d) For the avoidance of doubt, any amendment or replacement of the Schedule of Approved Devices shall not, however, affect any Device Leases which are in place prior to Lessor providing the new Schedule of Approved Devices to Lessees.

SECTION 2.7 Term

(a) The term (the “Term”) of each Device Lease shall commence on the relevant Device Lease Commencement Date and, subject to paragraph (b) below, end on the Device Lease Expiration Date.

(b) Each Device leased under a Device Lease shall be leased for the Term of such Device Lease, subject to termination of the Device Lease with respect to a particular Device in accordance with Section 2.9 (Termination of a Device Lease).

SECTION 2.8 Rent and Other Payments

(a) Rent. Lessees will pay or cause to be paid to Lessor or its Nominated Agent (by paying into the MLS Collection Account, or any other bank account as notified by Lessor) on each Device Lease Payment Date, throughout the Term of each Device Lease, the Rental Payments for each Device subject to a Device Lease. Rental Payments for each Device subject to a Device Lease are payable for each calendar month (or the relevant portion thereof) on the Device Lease Payment Date until the Device Lease for such Device terminates. The Lessor will issue an invoice in the amount of the Rental Payments due for each month on the 5th day of each month (or, if not a Business Day, on the next Business Day). Once paid, each Rental Payment is not refundable for any reason unless such Rental Payment has been paid in error or when not actually due and payable. Each transfer of Available Funds into the MLS Collection Account in respect of scheduled Customer Receivables or Rental Payments due during the calendar month of the applicable Device Lease Payment Date, payments by Guarantor under the Sprint Guarantee in respect of Rental Payments due during the calendar month of the applicable Device Lease Payment Date and the portion of any Dilution that is in respect of a Rental Payment due during the calendar month of the applicable Device Lease Payment Date shall be deemed satisfaction, first, of Lessees’ obligation to make a scheduled Rental Payment on the relevant Device Lease Payment Date and second, any other payment due and owing under this Agreement, to the extent of the amount paid by any Sprint Party into the MLS Collection Account during the relevant period.

(b) [Reserved]

(c) Electronic Fund Transfers. Lessees shall, and shall take all necessary actions so that all payments under each Device Lease will be made by electronic fund transfer.

(d) Obligations Absolute. During the Term of each Device Lease, Lessees’ obligation to make the Rental Payments and other payments due under such Device Leases is absolute and unconditional and is not affected or reduced by:

(i) any Lessee or any Customer being unable to use the Devices;

(ii) the failure by any Customer (x) to make any payment under a Customer Lease or otherwise or (y) to return a Device to the relevant Lessee or Lessor;

(iii) the Devices being damaged, lost, stolen, not in the possession of any Lessee or any Customer, or not working at any time;

(iv) any set-off, counterclaim or other right any Lessee has or claims to have against Lessor or another Person; or

(v) Lessor’s title to or ability to grant rights to use software being defective for any reason, or the unavailability of any required software to any Lessees or any Customer.

Notwithstanding any other provision of this Agreement or any Device Lease to the contrary, no Lessee shall be impaired in the exercise of any right it may have to assert and sue upon any claim it may have against Lessor in a separate action.

SECTION 2.9 Termination of a Device Lease . The Device Lease with respect to a Device will be terminated upon the occurrence of any of the following:

(a) Servicer Termination of the Customer Lease. Servicer will (on behalf and acting at the direction of the relevant Lessee) have terminated or be deemed to have terminated, as applicable, a Customer Lease with respect to a Device on the below terms and, upon such termination of the relevant Customer Lease, the Device Lease with respect to such Device will be terminated:

(i) Return Device Satisfying the Device Return Condition but Customer has not paid all Customer Receivables. If at any time during the Term of the Device Lease for such Device, the relevant Customer returns such Device satisfying the Device Return Condition but has not paid all amounts due and owing under the related Customer Lease, delivery of such Device to Lessor (or its Nominated Agent) together with payment by Servicer to Lessor of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued under the Device Lease during the remainder of the Scheduled Device Lease Term.

(ii) Return Device Not Satisfying the Device Return Condition. If the relevant Customer returns such Device not satisfying the Device Return Condition:

(A) prior to the last day of the Scheduled Customer Lease Term of the related Customer Lease, delivery of such Device to Lessor (or its Nominated Agent) together with payment by Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued under the Device Lease during the remainder of the Scheduled Device Lease Term, plus (3) the Device Residual Value as of the Expected Sales Date;

(B) on the last day of the Scheduled Customer Lease Term of the related Customer Lease, delivery of such Device to Lessor (or its Nominated Agent) together with payment by Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Device Residual Value as of the Expected Sales Date; or

(C) at any time after the last day of the Scheduled Customer Lease Term of the related Customer Lease but prior to the Device Lease Expiration Date for such Device, delivery of such Device to Lessor (or its Nominated Agent) together with payment by Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments during the Scheduled Device Lease Term, if any, plus (2) the lesser of (x) Device Residual Value as of the return date of such Device to Lessor (or its Nominated Agent) and (y) the Device Residual Value as of the Expected Sales Date.

(iii) Non-Returned Device. If the Customer has not returned such Device (other than as a result of an exercise by the Customer of its purchase option or by making a payment in lieu of delivery of the Device):

(A) on or prior to the last day of the Scheduled Customer Lease Term of the related Customer Lease, payment by Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments, if any, plus (2) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term, plus (3) the Device Residual Value as of the Expected Sales Date; or

(B) at any time after the last day of the Scheduled Customer Lease Term of the related Customer Lease but prior to the Device Lease Expiration Date for such Device, payment by Servicer to Lessor of the sum of (1) all previously accrued and unpaid Rental Payments during the Scheduled Device Lease Term, if any, plus (2) the lesser of (x) the Device Residual Value as at the date of termination, and (y) the Device Residual Value as of the Expected Sales Date.

(b) Termination of the Customer Lease By Customer Performance. If the Customer Lease terminates in accordance with its terms under the following scenarios:

(i) if the relevant Customer returns such Device satisfying the Device Return Condition prior to the last day of the Scheduled Customer Lease Term of the related Customer Lease, delivery of such Device to Lessor (or its Nominated Agent) together with payment to Lessor of the sum of (A) all previously accrued and unpaid Rental Payments, if any, plus (B) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term;

(ii) if the relevant Customer returns such Device satisfying the Device Return Condition on or at any time after the last day of the Scheduled Customer Lease Term, delivery of such Device to Lessor (or its Nominated Agent) plus all previously accrued and unpaid Rental Payments, if any;

(iii) if prior to the last day of the Scheduled Customer Lease Term and the Customer has made a payment in lieu of delivery of such Device, payment to Lessor of the sum of (A) all previously accrued and unpaid Rental Payments, if any, plus (B) the Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term, plus (C) the required purchase price payment under the Customer Lease;

(iv) if on last day of the Scheduled Customer Lease Term of the related Customer Lease the Customer exercises a purchase option in relation to such Device under the Customer Lease, payment to Lessor of the purchase option price under the Customer Lease plus all previously accrued and unpaid Rental Payments, if any; or

(v) if at any time after the last day of the Scheduled Customer Lease Term of the related Customer Lease but prior to the Device Lease Expiration Date for such Device the Customer exercises a purchase option in relation to such Device under the Customer Lease, payment to Lessor of the purchase option price as of the purchase option exercise date plus all previously accrued and unpaid Rental Payments, if any, during the Scheduled Device Lease Term.

(c) Originator Repurchase Event. If the relevant Originator purchases a Rent Shortfall Returned Device in accordance with the Device Repurchase Agreement.

SECTION 2.10 Title Transfer. Upon a Customer Lease termination under Section 2.9(b)(iii), (iv) or (v) (Termination of the Customer Lease by Customer Performance) Lessor shall transfer to the relevant Customer, title to the relevant Device free and clear of all Liens (including any rights of the relevant Lessee therein which such Lessee agrees to automatically and concurrently release) by and through Lessor.

SECTION 2.11 Returned Devices

(a) Returned Devices. At all times during the Term of each Device Lease, Lessees covenant and agree to return or cause the return of each Device to the Device Return Address of Lessor (or its Nominated Agent) within the Required Return Period to the extent it has received such Device from the relevant Customer. For the avoidance of doubt, Lessees’ obligation under this Section 2.11 (Returned Devices) is not in any way conditional upon returned Devices satisfying the Device Return Condition.

(b) Procedure for Returned Devices. Upon the return of a Device by the relevant Customer during the Term, the relevant Lessee will or will cause Servicer to:

(i) at Lessor’s expense (which includes all transport, insurance and related costs within its jurisdiction), ship such Device within the Required Return Period to the Device Return Address of Lessor (or its Nominated Agent);

(ii) ensure that such Device is packed in a manner normally used for the transportation of similar Devices;

(iii) use commercially reasonable efforts to procure that the Device contains no network block, barring or password protection and in particular, Lessee shall ensure that the Devices will be unlocked by Servicer for use on any wireless network;

(iv) use commercially reasonable efforts to procure that the Customer disables the “Find My iPhone” feature at the time of the Customer’s return of such Device and, if the Customer does not disable the “Find my iPhone” feature, carry out the Non-Return Remedies in respect of that Customer (other than a Protected Customer) and such Device shall be treated as a Non-Returned Device for the purposes of this Transaction;

(v) provide the PUK for each Device to Lessor; and

(vi) pay, or reimburse the Lessor for, any shipping costs and expenses incurred pursuant to Section 2.11(b)(i) (Procedure for Returned Devices) above within 5 Business Days of shipping such Devices.

(c) Lessee Failure to Return. If any Lessee (or its Nominated Agent) fails to return to Lessor (or its Nominated Agent) by the Device Lease Expiration Date any Device returned to any Sprint Party by a Customer, the relevant Lessee shall pay to Lessor the higher of (i) the Device Residual Value for such Device as of the Expected Sales Date, or (ii) the Secondary Market Value for such Device as of the Expected Sales Date on the basis that such Device is a Grade B Device, no later than 5 Business Days after Lessee having Knowledge of such failure to return unless Servicer has already paid such amount.

SECTION 2.12 Non-Return Remedies

If a Customer (other than a Protected Customer) is in breach of a payment or a delivery obligation under its Customer Lease which has not been remedied by the Customer, Servicer, any Lessee or any other Person (other than the Guarantor) by the Non-Return Remedies Commencement Date:

(a) Servicer shall use commercially reasonable efforts to collect, without incurring any obligation to the extent that (notwithstanding its commercially reasonable efforts) it does not collect, the Customer’s payment under the Customer Lease (and all further payments made by the Customer thereunder, including the Customer’s payment for or in respect of the Device) and shall remit any such Customer payments it does collect (i) to the extent such amount has not been previously remitted to Lessor as a regularly scheduled Rental Payment or another payment due and owing to Lessor under this Agreement, to Lessor and (ii) otherwise to the relevant Lessee; and

(b) neither Servicer nor any other Sprint Party will provide any new or incremental device, accessory, network service (or other asset or service) which it is not already providing (or already obligated to provide, or will be obligated to provide with the passage of time and/or a payment or performance by Customer which Servicer or other Sprint Party is obligated to accept) as of the date of such breach under contract (including pursuant to applicable terms and conditions) to such Customer (by sale, lease or otherwise) until such breach is remedied (the “Non-Return Remedies”), provided that paragraphs (a) and (b) above shall not apply if Servicer terminates the Customer Lease in accordance with Section 2.7 (Right to Terminate Customer Leases) of the Servicing Agreement.

SECTION 2.13 Like-Kind Exchanges. If at any time during the Term of a Device Lease, that Servicer performs a Like-Kind Exchange, the Like-Kind Exchange Device shall be automatically substituted for the original Device and such Like-Kind Exchange Device shall be subject to the relevant Device Lease to the same extent and on the same terms as the original Device, including the Rental Payments, which shall be the same as the Rental Payments that would otherwise have been due with respect to the original Device. Lessor agrees that, upon consummation of the Like-Kind Exchange, title to the original Device free and clear of all Liens by and through Lessor shall pass automatically from Lessor to Lessee on an as-is basis without any warranty whatsoever from Lessor.

SECTION 2.14 Updates to Devices Subject to Device Leases. The Devices subject to the relevant Device Lease shall be deemed to be automatically amended without further action upon a Like-Kind-Exchange or the termination of any Device Lease with respect to any Device. Upon the request of any Lessee or Lessor, Servicer shall provide a status report reflecting the Devices then leased pursuant to any Device Lease.

SECTION 2.15 Quiet Enjoyment

Lessor covenants that during the Term of a Device Lease, so long as no Lease Event of Default shall have occurred and be continuing, neither Lessor nor any Person claiming any interest in the Devices by, through or under Lessor shall disturb Lessees’ quiet enjoyment of the Devices and the Customer Leases under such Device Lease. Collateral Agent covenants that during the Term of a Device Lease, so long as no Lease Event of Default shall have occurred and be continuing, Collateral Agent shall not disturb Lessees’ quiet enjoyment of the Devices and the Customer Leases under such Device Lease

ARTICLE III

LEASE EVENTS OF DEFAULT

SECTION 3.1 Lease Events of Default

A Lease Event of Default occurs if:

(a) any Lessee (or the Guarantor on its behalf) fails to make any Rental Payment within 5 Business Days following the due date thereof;

(b) any Lessee (or the Guarantor on its behalf) fails to pay any other amount (other than as set forth in Section 3.1(a)(Lease Events of Default)) due and payable under this Agreement or a Device Lease unless such breach is remedied within 10 Business Days following the date of receipt of a written notice from Lessor specifying the breach;

(c) any Lessee breaches Section 2.3(b) (Liens), Section 2.12 (Non-Return Remedies), Section 4.1(a) (Indemnities), Section 6.7 (Licenses and approvals), Section 7.1(i) (Notification of default.), Section 7.2(b) (No Modification of Customer Leases), or Section 7.2(c) (Change in Credit and Collection Policy or Business) of this Agreement, and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(d) any Lessee breaches any other representation, warranty, covenant or other provision of this Agreement or any other Transaction Document in any material respect (other than as specified in paragraphs (a), (b) and (c) above), and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(e) any Originator breaches any provision of any Transaction Document to which it is a party in any material respect and such breach is not remedied within 10 Business Days of the date of receipt of written notice from Lessor specifying the breach;

(f) [reserved];

(g) a Servicer Replacement Event occurs;

(h) Sprint’s license to provide wireless telephony services is terminated and not replaced;

(i) the occurrence of an Insolvency Event with respect to a Sprint Party;

(j) the Guarantor fails to pay any amount due and payable under the Sprint Guarantee, or the Sprint Guarantee is terminated or ceases to be in full force and effect for any reason (other than termination in accordance with its terms) before the Final Settlement Date, unless such breach is remedied within 5 Business Days of the date of receipt of a written notice from Lessor specifying the breach;

(k) a Change of Control has occurred; or

(l) the Performance Support Provider fails to perform any of its obligations under the Performance Support Agreement, or the Performance Support Agreement is terminated or ceases to be in full force and effect for any reason before the Final Settlement Date, unless such breach is remedied within 5 Business Days of the date of receipt of a written notice from Lessor specifying the breach.

SECTION 3.2 Remedies

(a) Upon the occurrence and continuance of a Lease Event of Default, Lessor may terminate this Agreement and/or any one or more (including all) of the Device Leases (or any portion thereof) by providing written notice of termination to the relevant Lessees. Lessor shall be deemed to have given each Lessee a notice terminating all relevant Device Leases immediately upon the occurrence of an Insolvency Event with respect to any Lessee or the Guarantor. For the avoidance of doubt, the occurrence of a Lease Event of Default under a Device Lease will trigger a Lease Event of Default under all Device Leases entered into under this Agreement (regardless of the identity of Lessee and whether a Lease Event of Default has occurred under a particular Device Lease) unless otherwise waived by Lessor.

(b) If this Agreement or any Device Lease hereunder (or any portion thereof) has been terminated pursuant to paragraph (a) above:

(i) in relation to the occurrence of the Lease Event of Default under Section 3.1(d) (Lease Events of Default) above then Lessees shall pay only the Present Value Device Lease Amount for the relevant Devices within 5 Business Days of receipt of an invoice from Lessor. Upon payment of the Present Value Device Lease Amount, title free and clear of all Liens arising by and through Lessor to the relevant Devices (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices;

(ii) subject to Section 3.2(c) (Remedies), in relation to the occurrence of any Lease Events of Defaults (other than the Lease Event of Default under Section 3.1(d)(Lease Events of Default)) prior to the end of the Term, then Lessees must pay the Device Lease Early Termination Amount for the relevant Devices to Lessor within 5 Business Days of receipt of an invoice from Lessor. Upon payment of the Device Lease Early Termination Amount, title free and clear of all Liens by and through Lessor to the relevant Devices and all Customer Lease-End Rights and Obligations, shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices.

(c) Notwithstanding anything herein to the contrary, upon the occurrence and continuance of any Lease Event of Default which does not satisfy the below criteria, the sole remedy shall be that Lessees pay the Present Value Device Lease Amount for the relevant Devices within 5 Business Days of receipt of an invoice from Lessor:

(i) the default covenant provision is customary in financing arrangements;

(ii) the occurrence of the Lease Event of Default is objectively determinable (for example, subjective acceleration clauses would not satisfy this condition);

(iii) predefined criteria, related solely to any Sprint Party and their operations, have been established for the determination of the Lease Event of Default; and

(iv) it is reasonable to assume, based on the facts and circumstances that exist at Device Lease inception, that the Lease Event of Default will not occur. In applying this condition, it is expected that any Person making such determination would consider recent trends in Lessees’ operations.

Upon payment of the Present Value Device Lease Amount in accordance with this Section 3.2 (c) (Remedies), title free and clear of all Liens by and through Lessor to the relevant Devices (and all Customer Lease-End Rights and Obligations) shall hereby pass from Lessor to the relevant Lessee on an as-is basis without any warranty whatsoever from Lessor and no further Rental Payments shall be payable by the relevant Lessee in respect of such Devices.

ARTICLE IV

INDEMNITIES

SECTION 4.1 Indemnities

(a) Lessees hereby indemnify Lessor and its Members (each a “Lessee Indemnitee”) and hold any Lessee Indemnitee harmless from, any and all losses, claims, damages, liabilities, charges, Lessee Covered Taxes, penalties, levies and related expenses (including the reasonable and documented fees and expenses of counsel for Lessor), including, on account of funds borrowed, contracted for or used to fund any amount payable by a Lessee Indemnitee in connection with the purchase or the lease of any Devices subject to a Device Lease or proceedings related thereto (the “Liabilities”) incurred by any Lessee Indemnitee, without duplication of any other amount paid, as a result of:

(i) a Device Lease (or any part of it) being void, voidable or unenforceable for any reason;

(ii) the Devices being lost, stolen, damaged, or destroyed by, or confiscated from, in each case, any Lessee;

(iii) the sublease of any Devices to a Customer;

(iv) any information provided by or on behalf of a Sprint Party or any Affiliate for inclusion in a Device Lease Schedule being incorrect;

(v) a Device Lease terminating in relation to some or all of the Devices before the end of the Term of that Device Lease, except as otherwise expressly contemplated under this Agreement;

(vi) any failure by Lessee to comply with its obligations in the Transaction Documents to which it is a party; or

(vii) any Lease Event of Default other than (x) a Lease Event of Default under Section 3.1(d) (Lease Events of Default) or (y) a Lease Event of Default that does not satisfy the criteria in Section 3.2(c) (Lease Events of Default);

provided, however, Lessee’s indemnity will not extend to (x) any Liability to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of any Lessee Indemnitee, or (y) any Liability arising as a result of a Device being a Non-Returned Device.

(b) Indemnity Continuing. Lessees’ indemnity is a continuing obligation, separate and independent from Lessee’s other obligations. Lessees’ indemnity continues after a Device Lease ends or is terminated and it is not necessary for Lessor to incur an expense or cost or make a payment before it enforces a right of indemnity.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby (save for claims in connection with breaches of confidentiality).

ARTICLE V

CONDITIONS PRECEDENT

The purchase from, and lease to Lessees, of any Devices on the Lease Closing Date, shall be subject to the satisfaction of, or the waiver in writing by, Lessor of each of the conditions precedent set forth below:

(a) Lessee has provided the Agreed Schedule Information with respect to all Devices to be subject to a Device Lease;

(b) the Device Lease Schedule contains with respect to each Device to be leased, the information set out in Schedule 1 (Device Lease Schedule);

(c) all Devices that are to be subject to such Device Lease are Approved Devices;

(d) immediately prior to the contribution under the First Step Transfer Agreement, each Originator is the owner of unencumbered legal and beneficial title to each Device that is to be subject to such Device Lease (other than the rights of Customers under the Customer Leases);

(e) the Devices are Eligible Devices and the Customer Leases are Eligible Leases;

(f) the representations and warranties of each Sprint Party set forth in Article VI or in any other Transaction Document are true and correct in all material respects on and as of the Lease Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date;

(g) no Lease Event of Default has occurred and is continuing;

(h) all documents (including Customer Leases) required to be in effect with respect to the relevant Devices, are duly executed by each party other than Lessor;

(i) all Sprint Transaction Documents have been executed and delivered to Lessor;

(j) receipt of evidence that all Agreed Start-Up Costs have been paid or will be paid simultaneously with the consummation of the Transactions,

(k) receipt of the Data File which contains all information for each Device Lease Schedule to which each Lessee and Lessor agree; and

(l) Lessees shall have obtained any approvals, legal opinions, filings or other documents reasonably requested by Lessor.

Lessees acknowledge and agree that this Agreement is not a committed facility and that Lessor is not obligated to purchase or lease any Devices to Lessee or enter into any Device Lease.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Lessee represents and warrants to Lessor that, as of the Lease Closing Date (with reference to the circumstances existing on each such date):

SECTION 6.1 Organization and Good Standing

It has been duly organized or incorporated in, and is validly existing as a corporation, exempted company, partnership or limited liability company, as applicable in good standing under the Laws of its jurisdiction of organization or incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.2 Due Qualification

It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business (including its obligations under this Agreement) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.3 Power and Authority; Due Authorization

It (i) has all necessary power and authority to (A) execute and deliver this Agreement and (B) carry out the terms of and perform its obligations under this Agreement, and (ii) has duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, the execution, delivery and performance of this Agreement.

SECTION 6.4 Binding Obligations

This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6.5 No Violation

The due execution, delivery and performance by it of this Agreement shall not (i) violate or result in a default under, (A) its articles or certificate of incorporation, memorandum and articles of association, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable or (B) in the context of the transactions contemplated by this Agreement and the other Transaction Documents, any material indenture, agreement or instrument binding on it, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or instrument, except for any Lien that could not reasonably be expected to have a Material Adverse Effect or that arises under the Transaction Documents, or (iii) violate in any material respect any Law applicable to it or any of its properties.

SECTION 6.6 No Proceedings

There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to its Knowledge, threatened against or affecting it (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse

Effect, (ii) seeking to prevent the consummation of the purposes of this Agreement or the transactions contemplated hereby or (iii) that involve this Agreement.

SECTION 6.7 Licenses and approvals

No license, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or the transactions contemplated hereby, in each case, that has not been made or obtained other than registrations and notifications that are permitted to be obtained after the Lease Closing Date, which Servicer shall obtain or cause to be obtained within the statutorily prescribed timeframe.

SECTION 6.8 Software licenses

The execution and performance of the First Step Transfer Agreement and the Second Step Transfer Agreement do not infringe any licenses or other agreements for the use of the software connected to the Device.

ARTICLE VII

COVENANTS

At all times from the Lease Closing Date to the Final Settlement Date, unless Lessor shall otherwise consent in writing:

SECTION 7.1 Affirmative Covenants

(a) Reporting Requirements. Each Lessee will furnish to Lessor promptly following a request therefor, any documentation Lessor reasonably requests relating to such Lessee, the transactions contemplated hereby or the Lessee Collateral in order to comply with its obligations in relation to this Transaction, protect Lessor’s interest as contemplated by this Agreement or any other Transaction Document or to comply with applicable Law; provided, Lessees shall not be required to furnish any information to the extent that any Lessee has determined in good faith it is prohibited from furnishing such other information by any Law or a Contractual Obligation or because such information is Relevant Personal Data subject to Section 7.1(h) (Personal Data) (it being understood and agreed that this Section 7.1(a) (Reporting Requirements) shall not be applied to augment the periodic reporting obligations of Sprint under Section 4(e) of the Performance Support Agreement).

(b) Change in Accountants. Promptly after the occurrence thereof, notice of any change in the accountants of any Lessee.

(c) Preservation of Existence. Except as expressly permitted by Sections 5.2(h) or 5.2(i) of the Second Step Transfer Agreement, each Lessee shall (i) do all things necessary to remain duly organized, validly existing and qualified in good standing in its jurisdiction of organization, except where the failure to qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws, Etc. Each Lessee shall comply with all applicable Laws, regulations and standards of all jurisdictions applicable to each party’s performance under this Agreement (including, without limitation, consumer protection requirements, the U.S. Foreign Corrupt Practices Act and international anti-money laundering laws applicable to it) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Lessees shall also comply with all applicable international export laws and sanctions regulations applicable to it with respect to the export of the Devices except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Lessees shall (and shall cause Servicer to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Customer Receivables and any related contract in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, Records and other information reasonably necessary or advisable for the collection and administration of all Customer Receivables (including records adequate to permit the daily identification of each new Customer Receivable and all Collections of and adjustments to each existing Customer Receivable). Lessees shall give Lessor prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Furnishing of Information. Subject to any limitation in Section 7.1(h) (Personal Data), Lessees shall furnish or cause to be furnished to Lessor from time to time such information with respect to the Customer Receivables and other Lessee Collateral as Lessor may reasonably request (it being understood and agreed that this Section 7.1(f) (Furnishing of Information) shall not be applied to augment or duplicate the reporting obligations of Servicer under the Servicing Agreement).

(g) Inspection of Records. Upon reasonable advance notice by Lessor to Lessees, Lessees shall, at any time and from time to time during regular business hours, as requested by Lessor permit Lessor, or its agents or representatives, at the expense of Lessees (provided that unless a Lease Event of Default shall have occurred and is continuing, Lessees shall not be responsible for the expense of any such inspections other than one inspection per year by Lessor) (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) reasonably related to Lessee Collateral, including any related Customer Leases, and (ii) to visit the offices and properties of Lessees for the purpose of examining such materials described in clause (i), and to discuss matters reasonably related to the Customer Leases and Device Leases or Lessees’ performance hereunder, and under the other Transaction Documents to which any Lessee is a party, with any of the officers, directors, relevant employees or independent public accountants of the relevant Lessee having Knowledge of such matters. Subject to Section 20 (Confidential Information) of the MLS Intercreditor Agreement, Lessor and such agents and representatives shall be bound to treat any information received pursuant to this paragraph (g) as confidential.

(h) Personal Data. Notwithstanding anything in any Transaction Document to the contrary, each Lessee shall ensure that no Relevant Personal Data is transmitted or delivered to, or otherwise received by, Lessor if such transmission, delivery or receipt would result in the violation by such Person of any Applicable Data Protection Laws or any Contractual Obligation; provided that, upon the request of Lessor at any time after a Lease Event of Default has occurred and is continuing, the relevant Lessee shall, in each case, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all Relevant Personal Data is transferred to Lessor (or such other Person as Lessor may direct) in accordance with all applicable Law and any Contractual Obligations, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

(i) Notification of Default. Lessees shall furnish to Lessor and Collateral Agent as soon as possible and in any event within two (2) Business Days after any Lessee obtains Knowledge of (A) the occurrence of any Lease Event of Default or Lease Default, a statement by an appropriate officer of the relevant Lessee setting forth details of such Lease Event of Default or Lease Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) any litigation, investigation, proceeding or fact or circumstance that may exist at any time between it and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding to which it is a party relating to any Transaction Document, notice of such litigation, investigation or proceeding; and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(j) Audit. In relation to the administration of Devices and the Device Leases, Lessee shall upon reasonable advance notice provide access to its databases to Deloitte or another independent accounting firm selected by Lessor not more than twice a year, on a confidential basis, at the expense of Lessor, to confirm compliance in all material respects of certain procedures with respect to certain documents and records relating to the administration of Device, Customer and Customer Lease information, including without limitation the following:

(i) access to database to administer, among others, the identity, ownership, pricing and status of the Devices,

(ii) access to database to administer, among others, the name and contact details of the Customers, and control compliance with underwriting standards, compliance with relevant policies and laws, and

(iii) access to database to administer the existence and details of the Customer Leases.

SECTION 7.2 Negative Covenants

At all times from the Lease Closing Date to the Final Settlement Date, unless Lessor shall otherwise consent in writing:

(a) No Modification of a Device. Lessees will not, and will not permit, the Devices in its possession to be modified, altered or changed; provided, however, none of Lessees shall be responsible for any modifications, alterations or changes made by Customers or for any repairs made by a third-party maintenance provider on behalf of any Customer.

(b) No Modification of Customer Leases. Lessees shall not amend, waive or otherwise modify any term or condition of any Customer Lease, other than for the avoidance of doubt, any amendments, waivers and modifications made by Servicer in accordance with the Servicing Agreement or this Agreement.

(c) Change in Credit and Collection Policy or Business. Lessees shall not (i) make or consent to any change or amendment to the Credit and Collection Policy, other than for the avoidance of doubt, any changes or amendments made by Servicer in accordance with the Servicing Agreement and (ii) make any change in the character of their business.

(d) Dilution. No Lessee shall take any action or omit to take any action that is within the relevant Lessee’s control that would cause a Dilution (if taken by Servicer, any Sub-Servicer or any of their agents or representatives); provided that this Section 7.2(d) (Dilution) shall not limit Servicer’s ability to take actions and pay Dilutions under Section 2.9 (Termination of a Device Lease) or under the Servicing Agreement.

ARTICLE VIII

EXCLUSION OF LIABILITY; ACKNOWLEDGEMENT

SECTION 8.1 Exclusion of Liability

(a) To the full extent permitted by any applicable Law, each party excludes all express or implied terms, conditions and warranties other than those set out herein and in each Device Lease.

(b) Except as expressly provided for under the Transaction Documents, Lessor shall have no liability for:

(i) replacing the relevant Devices with the same or similar Devices, or paying the cost of replacing the relevant Devices, such obligation to remain at all times with the relevant Lessee under the relevant Customer Lease; or

(ii) repairing the relevant Devices or paying for their repair, such obligation to remain at all times with the relevant Lessee in accordance with the relevant Customer Lease.

(c) If the supplier or manufacturer of Devices has given Lessor warranties for those Devices then, to the full extent permitted by Law, Lessee or Servicer may during the Term make any claim on the supplier or manufacturer that Lessor could have made.

(d) Lessees shall not liable for any default or other underperformance by any Customer under its Customer Lease.

SECTION 8.2 Acknowledgments . Each Lessee acknowledges that:

(a) it has not relied on Lessor’s skill or judgment in deciding to enter into any Device Lease;

(b) it has taken its own advice as to the taxation, accounting and financial consequences of entering into any Device Lease, and has not relied on Lessor in relation to any of these matters;

(c) it does not enter into any Device Lease as trustee of any trust or settlement;

(d) it alone is responsible for examining the Devices before accepting them and for satisfying itself of, among other things:

(i) their compliance with their description;

(ii) their condition, suitability and fitness for Lessee’s purposes; and

(iii) the validity of any supplier’s, manufacturer’s or dealer’s warranties or guarantees and entitlements to patents or other intellectual property rights;

(e) except for any representation, warranty or undertaking that may be implied by Law, Lessor has not made any representation, warranty or undertaking about the condition or quality of any Devices, their suitability or fitness for purpose, or their safety; and

(f) Lessor may (but is not obliged to) do anything which should have been done by a Lessee under a Device Lease but which Lessor considers the relevant Lessee has not done properly.

ARTICLE IX

COLLATERAL

SECTION 9.1 Granting Clause to Lessor. In order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessees to Lessor under this Agreement, now existing or hereafter created, each Lessee hereby collaterally assigns to Lessor, and grants to Lessor a security interest, in, all of such Lessee’s right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Lessee, and regardless of where located (all of which will be collectively referred to as the “Lessee Collateral”), including:

(1) all Accounts;

(2) all Chattel Paper;

(3) all Copyrights, Patents and Trademarks;

(4) all Documents;

(5) all Equipment;

(6) all Fixtures;

(7) all General Intangibles;

(8) all Instruments;

(9) all Inventory;

(10) all Investment Property;

(11) all cash or Cash Equivalents;

(12) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(13) all Deposit Accounts (including the Servicer Collection Accounts);

(14) all Commercial Tort Claims (now or hereafter arising);

(15) all Customer Leases;

(16) the Transfer Agreements; and

(17) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing.

SECTION 9.2 Granting Clause to Collateral Agent. Additionally, (i) each Lessee hereby grants to Collateral Agent a security interest in all of such Lessee’s right, title and interest in, to and under Servicer Collection Accounts and all proceeds of the foregoing and (ii) the Lessee Representative hereby grants to Collateral Agent a security interest in all of such Lessee Representative’s right, title and interest in, to and under Lessee Representative Account and all proceeds of the foregoing.

SECTION 9.3 UCC Financing Statements. Each Lessee authorizes Lessor to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices reasonably selected by Lessor, listing the applicable Lessee as the debtor and Lessor as the secured party, and describing the collateral covered thereby in such manner as Lessor may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect, in each case without such Lessee’s signature. Each Lessee also hereby ratifies its authorization for Lessor to have filed in any filing office any financing statements filed prior to the date hereof.

SECTION 9.4 No Assumption of Liability. The Lien on Lessee Collateral granted hereunder is given as security only and shall not subject Lessor to, or in any way modify, any obligation or liability of Lessees relating to any Lessee Collateral.

SECTION 9.5 Further Assurances. Promptly upon request, but not later than three Business Days thereafter, each Lessee shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Lessor reasonably deems appropriate under applicable Law to evidence or perfect its Lien on any Lessee Collateral, or otherwise to give effect to the intent of this Agreement.

SECTION 9.6 Power of Attorney. In addition to all of the powers granted to Lessor in this Article IX, each Lessee hereby appoint and constitute Lessor as such Lessee’s attorney-in-fact to sign Lessee’s name on any of documents, instruments and other item consistent with the terms of this Agreement and the other Sprint Transaction Documents which Lessor may deem necessary or advisable to accomplish the purposes hereof (but Lessor shall not be obligated to and shall have no liability to any Lessee or any third party for failure to so do or take action), and, upon the occurrence and during the continuance of a Lease Event of Default, (i) to convey any item of Lessee Collateral to any purchaser thereof and (ii) to make any payment or take any act necessary or desirable to protect, collect or preserve any Lessee Collateral. Lessor’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Lessee Collateral and to take any other actions arising from or incident to the powers granted to Lessor under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

ARTICLE X

TAXES

SECTION 10.1 Consistency of Treatment. Lessor, Servicer, and Lessees acknowledge and agree, for all U.S. federal, state and local income tax purposes, the parties intend (i) to treat the Cash Purchase Price under the Second Step Transfer Agreement at closing as amounts loaned by Lessor for which the Devices provide security, and to treat the Rental Payments payable to Lessor under the Device Leases created by this Agreement and each Device Lease Schedule as payments on such indebtedness owed to the Lessor, and (ii) not to treat such Leases as “true leases” or treat the Lessor as the owner of the Devices. The Lessor, Servicer, and Lessees agree not to take any position on any federal state or local income tax return or filing that is inconsistent with the previous sentence unless, after the Lease Closing Date, a Change in Law occurs and, as confirmed by an Opinion of Counsel and after consultation in good faith with Lessor, Servicer and Lessees and their respective tax advisors, there is no substantial authority, within the meaning of Section 6662 of the Code, for such treatment, or there is a Final Determination of such treatment.

SECTION 10.2 Taxes. The Lessees will be responsible for Taxes with respect to the Device Leases as provided in the Tax Services Agreement.

SECTION 10.3 Payments. All payments made, or deemed made, pursuant to this Agreement shall be made free and clear of, and without deduction for, any Taxes except to the extent required by applicable law. Prior to withholding any Taxes other than Lessee Covered Taxes from any payment hereunder, Lessee(s) and/or Servicer shall consult with Lessor in good faith as to the withholding to be made.

SECTION 10.4 Gross Up. If a withholding or deduction of Lessee Covered Taxes is required by law, with respect to any payment made to Lessor under a Device Lease during the Term of such Device Lease, Servicer and/or relevant Lessee(s) shall:

(a) withhold or deduct the required amount from the covered payment;

(b) pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(c) promptly forward to the recipient, with a copy to Lessor, an official receipt or other documentation reasonably satisfactory to Lessor evidencing such payment to such authority; and

(d) pay (or procure the payment of) to Lessor such additional amount or amounts as is necessary to ensure that the net amount actually received by Lessor will equal the full amount Lessor would have received had no such withholding or deduction of Lessee Covered Taxes been required.

SECTION 10.5 Non-Duplication. The parties acknowledge that Lessor (and its Members) have entered into the Tax Services Agreement with Servicer and Sprint and that such agreement addresses matters covered by this Agreement, and, specifically, provides an indemnity to Lessor for Lessee Covered Taxes. The Parties agree that indemnities calculated in respect of the Tax Services Agreement shall take into account any gross-up made under Section 10.4 (Gross Up) to the extent required to avoid duplication.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Amendments, etc.

No amendment or other modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto. No waiver of an obligation of any party hereto shall be effective unless in writing and signed by the other parties hereto.

SECTION 11.2 No Waiver

No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 11.3 Notices

Section 21 (Notices) of the MLS Intercreditor Agreement is incorporated into this Agreement by way of reference.

SECTION 11.4 Data File

The parties agree that the Data File to be delivered on or about the Lease Closing Date shall become integral part of this Agreement on the Lease Closing Date.

SECTION 11.5 Binding Effect

The parties to this Agreement may not assign any rights under this Agreement, except with the consent of the other parties to this Agreement except Lessor may collaterally assign its rights under this Agreement for the benefit of the Finance Parties.

SECTION 11.6 Third Party Rights

This Agreement shall, to the extent provided herein, inure to the benefit of the Finance Parties. Each party hereto acknowledges that Lessor’s rights under this Agreement may be assigned to Collateral Agent and consents to such assignment and to the exercise of those rights directly by Collateral Agent.

SECTION 11.7 Execution in Counterparts; Integration

This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings with respect hereto.

SECTION 11.8 Governing Law

THIS AGREEMENT AND THE DEVICE LEASES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 11.9 Waiver of Jury Trial

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE DEVICE LEASES, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 11.10 Consent to Jurisdiction; Waiver of Immunities

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 11.11 No Proceedings

The provisions of Section 24.2 (No Proceedings against MLS) of the MLS Intercreditor Agreement shall apply as if fully set forth herein.

SECTION 11.12 Severability

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SIGNATURE PAGE (MASTER LEASE AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized signatories as of the day and year first above written.

For and on behalf of:

SLV - I LLC

SLV - II LLC

SLV - III LLC

SLV - IV LLC

SLV - V LLC

SLV - VI LLC

SLV - VII LLC

SLV - VIII LLC

SLV - IX LLC

SLV - X LLC

SLV - XI LLC

SLV - XII LLC

SLV - XIII LLC

SLV - XIV LLC

SLV - XV LLC

SLV - XVI LLC

SLV - XVII LLC

SLV - XVIII LLC

SLV - XIX LLC

SLV - XX LLC

SLV - XXI LLC

SLV - XXII LLC, each a Lessee

By:	/s/ Stefan K. Schnopp

Name:	Stefan K. Schnopp

Title:	Director

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-1 Signature Page to the Master Lease Agreement]

MOBILE LEASING SOLUTIONS, LLC
as Lessor

By:	/s/ Jeffrey P. Krisel
Name: Jeffrey P. Krisel
Title: President

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-2 Signature Page to the Master Lease Agreement]

SPRINT SPECTRUM L.P.
as Servicer

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Treasurer

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-3 Signature Page to the Master Lease Agreement]

MIZUHO BANK, LTD.
as Collateral Agent

By:	/s/ Takashi Watanabe

Name:	Takashi Watanabe

Title:	Senior Vice President

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-4 Signature Page to the Master Lease Agreement]

SLV - III LLC, as Lessee Representative

By:	/s/ Stefan K. Schnopp
Name:	Stefan K. Schnopp
Title:	Director

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No.1.

[S-5 Signature Page to the Master Lease Agreement]g

APPENDIX A

DEFINITIONS

“1934 Act” means the Securities Exchange Act of 1934;

“Account Bank” has the meaning given to that term in the Servicing Agreement;

“Account Control Agreement” has the meaning given to that term in the Servicing Agreement;

“Actual Repair Costs” means the amounts specified in Schedule 6 (Repair Costs) or any updated amounts provided by the Lessee Representative from time to time reflecting the actual repair costs generally charged by Sprint for repairs of the Eligible Devices;

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, for purposes of the Sprint Transaction Documents, neither Brightstar nor any of its Subsidiaries shall be considered Affiliates of any Sprint Party;

“Agreed Schedule Information” means, with respect to a Device Lease:

(a)	a description of the Devices to be subject to such Device Lease;

(b)	the Device Lease Commencement Date;

(c)	the Scheduled Customer Lease Term;

(d)	the Device Lease Expiration Date;

(e)	the Device Lease Payment Dates;

(f)	the Rental Payments due under the Device Lease; and

(g)	the Device Residual Values for each Device subject to the Device Lease.

“Agreed Start-Up Costs” means all costs and expenses which Lessor is responsible to pay in the amount agreed between the Lessor and the relevant provider of services;

“Agreement” has the meaning given to that term in the preamble of this Agreement;

“Applicable Data Protection Law” means all relevant provisions of the Data Protection Act 1998 and any other applicable data protection legislation, guidelines and industry standards (to the extent applicable) in the jurisdictions from which and to which the relevant Services are to be performed;

“Approved Devices” means each of the devices listed on the Schedule of Approved Devices as the same may be updated and amended from time to time in accordance with Section 2.6 (Approved Devices) of this Agreement;

“Bankruptcy Code” means Title 11 of the United States Code;

“Brightstar” means Brightstar Corp., a Delaware corporation;

“Business Day” means a day other than Saturday or Sunday on which commercial banks in New York City, New York are not authorized or required to be closed for business;

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations of not less than $1,000,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s;

“Cash Purchase Price” has the meaning given to that term in the Second Step Transfer Agreement;

“Change in Law” means any amendment to or change in the Tax laws (or any regulations or rulings thereunder) of a jurisdiction or any political subdivision thereof, or any amendment or change in the administrative or judicial interpretation of such laws, which becomes legally effective with respect to the relevant documents or transactions, and which occurs or is announced after the date of this Agreement. For the purpose of this definition “change” includes the introduction of a new law or interpretation, but does not include as of any date a proposal that is not effective;

“Change of Control” means the occurrence of any of the following:

(a)	SoftBank ceases to own (directly or indirectly) more than 50% of the Voting Securities of Sprint;

(b)	the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Sprint’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the 1934 Act) other than to one or more Permitted Holders or (ii) the adoption of any plan relating to Sprint’s liquidation or dissolution;

(c)	Sprint shall cease to own (directly) 100% of the Voting Securities of SCI;

(d)	SCI shall cease to own (directly or indirectly) 100% of the Voting Securities of Sprint Spectrum and each Originator; or

(e)	Sprint shall cease to own (directly or indirectly) 100% of the Voting Securities of Lessees;

“Collateral Agent” has the meaning given to that term in the preamble of this Agreement;

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound which has been entered into in good faith;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto;

“Copyrights” shall mean, with respect to any Lessee, all of such Lessee’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof, (ii) all extensions, renewals and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world;

“Credit and Collection Policy” has the meaning given to that term in the Servicing Agreement;

“Customer” means the “lessee” of a Device under a Customer Lease and an obligor on a related Customer Receivable;

“Customer Lease” means a contract originally entered into between an Originator and a Customer, in substantially the form attached as Schedule 3 of this Agreement;

“Customer Lease-End Rights and Obligations” has the meaning given to that term in the Second Step Transfer Agreement;

“Customer Receivable” means all rental and other payment obligations of a Customer under the relevant Customer Lease attributable to any date on or after the Lease Closing Date;

“Data File” means the Adobe Acrobat pdf-file in read-only format with file name “Device Lease Schedule.pdf” on a CD ROM identified and agreed to by Lessees and Lessor on the Lease Closing Date;

“Defaulted Customer Receivable” means any Customer Receivable as to which any payment or any part thereof, is charged off, remains unpaid for more than sixty (60) days or for which any Lessee or Servicer has any Knowledge that the Customer thereon is subject to an Insolvency Event;

“Defaulted Device Return” means (a) the failure by a Customer to timely return a Device pursuant to the terms of the Customer Lease on or prior to the Required Return Date therefor and such Customer’s Customer Lease represents a Defaulted Customer Receivable; or (b) the return of a Device by a Customer not in the Device Return Condition;

“Delinquent Receivables” means any Customer Receivable that is considered in collections pursuant to the Credit and Collections Policy, provided, that upon such Customer Receivable being written off in accordance with the Credit and Collections Policy, such Customer Receivable shall not be considered a Delinquent Receivable;

“Device” means a mobile wireless handset that is subject to a Device Lease at the time such handset is initially acquired by Lessor;

“Device Lease” has the meaning given to that term under Section 2.1(a) (Agreement to Lease) of this Agreement;

“Device Lease Commencement Date” means with respect to a Device Lease, the commencement date of such Device Lease as specified in the relevant Device Lease Schedule;

“Device Lease Early Termination Amount” means with respect to a Device under a Device Lease that has been terminated prior to the end of the Term, an amount equal to the sum of (a) any previously unpaid Rental Payments, (b) the Rental Payments that would have accrued under such Device Lease during the remainder of such Scheduled

Device Lease Term plus (b) the Device Residual Value of such Device as of the Expected Sales Date of such Device;

“Device Lease Expiration Date” means with respect to a Device Lease, the scheduled expiration date of such Device Lease as set forth in the relevant Device Lease Schedule;

“Device Lease Payment Date” means the last Business Day of a calendar month unless otherwise provided in the Device Lease Schedules;

“Device Lease Schedule” means a schedule substantially in the form of Schedule 1 to this Agreement and included in the Data File;

“Device Repurchase Agreement” means the Device Repurchase Agreement, dated as of the date hereof and effective as of the Lease Closing Date, between the Originators and Lessor;

“Device Residual Value” means the device residual value as set forth in Schedule 2 (Device Residual Values);

“Device Return Condition” means with respect to a Device, the return conditions described below:

(a)	such Device is fully functional with no technical problems, with only reasonable wear and tear due to normal use.

(b)	Functional Criteria

(i)	such Device must be in a standard “working” condition, able to charge and power on and perform all core functions; and

(ii)	such Device has no activation locks (i.e. not network or iCloud locked); and

(iii)	Customer data must be cleared; and

(iv)	such Device’s LCD display must be functional with no visible damage; and

(v)	such Device’s external ports and buttons are free from damage, and are fully functional.

(c)	Cosmetic Criteria

(i)	such Device may have scratches on the front glass; provided that each scratch is reasonably consistent with normal use and are less than 50mm in length and 2mm in width, but no cracks on the front glass; and

(ii)	such Device may have unlimited scratches on housing; provided that each scratch is reasonably consistent with normal use and are less than 80mm in length and 2mm in width; and

(iii)	such Device housing may have reasonable dents associated with normal wear, but no cracks; and

(iv)	such Device does not have any missing parts that would render it unfit to function; and

(v)	such Device’s external liquid indicators may be tripped but there must be no visible water damage or corrosion.

“Device Return Address” means the following address:

(a)	Mobile Leasing Solutions, LLC, Dept 5001, 1950 USG Drive, Libertyville, IL 60048; or

(b)	any other address in the continental United States that Lessor designates by written notice to Lessees and Servicer;

“Dilution” means a reduction in the Unpaid Balance attributable to any modification of any Customer Lease by Servicer (or any Sub-Servicer or any agent or representative of either thereof) after the contribution thereof to the relevant Lessee, any non cash items including credits, rebates, billing errors, cash discounts, volume discounts, allowances, disputes, set offs, counterclaims, charge-backs, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of a Customer Lease and shall include, but not be limited to, circumstances in which Servicer (or any Sub-Servicer or any agent or representative of either thereof):

(a)	specifies (including by posting to its website) a purchase option price for a Device less than the fair market value notified by Lessor in writing to any Sprint Party upon request in accordance with Section 5.3(f) (Fair Market Value under Customer Leases for Devices) of the Second Step Transfer Agreement;

(b)	forgives or reduces prior to the expiry of the Scheduled Customer Lease Term, any monthly Customer Receivable, retrospectively or prospectively, in the monthly invoice or otherwise, to an amount which is lower than that set out in the Data File;

(c)	reduces, after the expiry of the Scheduled Customer Lease Term, a monthly Customer Receivable to an amount less than the monthly Customer Receivable payable during the Scheduled Customer Lease Term;

(d)	modifies the rental payments, or any other payment amount or obligation of a Customer, or the timing thereof, in a manner that is economically less favorable to Lessor;

(e)	charges a customer for repairs in an amount less than the Actual Repair Costs;

(f)	charges a customer for unreasonable wear and tear in an amount less than the Actual Repair Costs;

(g)	discontinues the leasing program and forgives the Customer any or all remaining rental payments under any Customer Lease; and

(h)	agrees to the terms of a return that are less favorable to Lessor than as set out in the returns policy at www.sprint.com/returns (as in existence on the Lease Closing Date);

“Eligible Devices” means Apple: (a) iPhone 6 16 GB all colours; (b) iPhone 6 64 GB, all colours; (c) iPhone 6 128 GB, all colours; (d) iPhone 6 Plus 16 GB all colours; (e) iPhone 6 Plus 16 GB all colours; and (e) iPhone 6 Plus 128 GB, all colours;

“Eligible Leases” means as of any date of determination, a Customer Lease:

(a)	(i) which represents the lease of goods initially leased by an Originator and the Customer Receivables in respect of which are billed to the related Customer in the ordinary course of business, (ii) with respect to which (x) all obligations of the Originator in connection with which have been fully performed, and (y) not more than thirty-one (31) days have passed since such Customer Receivable was billed to the related Customer, (iii) the Customer Receivables with respect to which, no portion is in respect of any amount as to which the related Customer is permitted to withhold payment until the occurrence of a specified event or condition, (iv) the Customer Receivables with respect to which, is not owed to any Originator or any Lessee as a bailee or consignee for another Person, and (v) the Customer Receivables with respect to which, is not issued under cash-in-advance or cash-on-account terms;

(b)	which constitutes either “chattel paper”, “electronic chattel paper” or an “account” as defined in Section 9-102(a) of the UCC;

(c)	which is not a Defaulted Customer Receivable or a Delinquent Receivable;

(d)	under which the Customer is not a Governmental Authority; provided, that any Customer Lease under which the lessee is a Governmental Authority but employee of such Governmental Authority is personally liable for the Customer Receivables related to such Customer Lease shall be an “Eligible Lease”;

(e)	the transfer of which pursuant to the Transfer Agreements does not violate or contravene any Law or any related Transaction Document;

(f)	which is denominated and payable only in U.S. Dollars in the United States to any Sprint Party;

(g)	that (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Customer to pay lease payments and other amounts to a

Sprint Party enforceable against such Customer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Customer), (iii) is not subject to any Lien (other than Permitted Device Liens), and (iv) the Unpaid Balance of which is not subject to reduction, cancellation, setoff, special refunds or credits for any reason, including without limitation as a result of defective or rejected goods;

(h)	that does not contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the validity, collectability or enforceability of the related Customer Receivable or would or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Law in any such respect;

(i)	which (i) was originated by the applicable Originator in the ordinary course of its business, (ii) satisfies the requirements of the Credit and Collections Policy in all material respects and (iii) has been acquired by the applicable Lessee from its Related Originator pursuant to and in accordance with the terms of the First Step Transfer Agreement;

(j)	the Customer under which is not (i) the Lessor or any of the Members, or (ii) Sprint, any Originator, the Servicer or a Subsidiary of any of them or identified on Sprint’s or the Servicer’s records as an employee of Sprint, the Servicer of any of their respective Subsidiaries;

(k)	the Customer under which is not a Sanctioned Person;

(l)	the Customer under which is required to make payments no less frequently than monthly under such Customer Lease;

(m)	the Customer under which is either (i) a Customer of an Originator or any of its Affiliates (prior to the transfer of the Customer Lease to the relevant Lessee) is a Prime Customer, or (ii) a Customer of an Originator or any of its Affiliates (prior to the transfer of the Customer Lease to the Lessee) is a Near Prime Customer;

(n)	arose under an Customer Lease which (i) is substantially in the form of Schedule 4 (Customer Leases) hereto; and (ii) relates to a Eligible Device which is compatible with market technology and service platforms;

(o)	the Customer under which is an active paying subscriber of Sprint’s or any of its Affiliates’ wireless services;

(p)	(i) that (A) has been outstanding beyond the date that is one payment after the origination date of such Customer Lease or (B) the Customer under which has been an active paying subscriber of Sprint’s or any of its Affiliates’ wireless services for a minimum of thirteen (13) months immediately before the origination date of such Customer Lease;

(q)	the Customer under which has not elected to participate in the iPhone Forever Program;

(r)	all sales taxes to be paid in connection with the origination of such Customer Receivable have been fully paid or will be scheduled to be fully paid upon payment of installments on such Customer Lease to the extent required by applicable Laws;

(s)	the Customer Receivable with respect to which, as of any date of determination, is not a Non Lock-Box Receivable (as defined in the Servicing Agreement) comprising any part of any amount in excess of 6.00% of the Unpaid Balance of all Customer Receivables; and

(t)	which, as of any date of determination when aggregated with all other Customer Leases no Customer’s aggregate Unpaid Balance for all such Customer’s Customer Leases exceeds 1.00% of the aggregate balance of the Unpaid Balance of all Eligible Leases, provided, that in the case of a Customer having one or more Affiliate Customers, all such Customers shall be considered a single Customer;

“Expected Sales Date” means, with respect to a Device, the expected sale date of such Device as of the commencement of the Device Lease, in each case, as specified in the relevant Device Lease Schedule;

“Final Determination” means the final resolution of liability for any Lessee Covered Tax, for any issue and for any taxable period, by or as a result of (i) IRS Form 870-AD (or any similar or successor IRS form) or a comparable form under any state, local or foreign law on the date of acceptance by or on behalf of the relevant Tax Authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed or reheard (except that a decision of a U.S. Court of Appeals or highest state court shall be considered final notwithstanding the possibility of an application for a writ of certiorari can be made to the U.S. Supreme Court, unless such a writ has been applied for and granted), (iii) a closing agreement or similar agreement entered into with a Tax Authority in connection with an administrative or judicial proceeding, (iv) an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods of limitations during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v)

any other final resolution, including by reason of the expiration of the applicable period of limitations or the execution of a pre-filing agreement with the applicable Tax Authority, or (vi) the occurrence of any event which the parties agree in writing is a Final Determination;

“Final Settlement Date” means 28 February 2018 unless, Lessees, Lessor, the Senior Agent (to the extent any Senior Loans are outstanding) and the Senior Subordinated Loan Creditor (to the extent any Senior Subordinated Loans are outstanding) agree on a different date;

“Finance Parties” has the meaning given to that term in the Servicing Agreement;

“First Step Transfer Agreement” means the First Step Transfer Agreement, dated as of the date hereof and effective as of the Lease Closing Date among Lessees and each other Person party thereto as an Originator;

“GAAP” means, generally accepted accounting principles in the United States of America;

“Governmental Authority” means any federal, state, regional or local government or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Grade A” means with respect to a Device, such Device is like new.

“Grade B” means with respect to a Device, such Device is fully functional with no technical problems, but does not satisfy Grade A.

“Guarantor” means Sprint;

“Incremental Rate” has the meaning given to that term in Schedule 5 (Additional Information);

“Insolvency Event” shall be deemed to have occurred with respect to a Person if either:

(a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or

(b) such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing;

“iPhone Forever Program” means the program offered by the Originators or the Servicer pursuant to which a Customer may, if such Customer has agreed to participate in such program upon entering into the relevant Customer Lease, in consideration for making a specified additional monthly payment with respect to such Customer Lease, elect to trade in the Device subject to such Customer Lease upon the manufacturer of such Device releasing an upgraded version of such Device;

“Knowledge” means, with respect to any Person (other than an individual) as to any event or circumstance, the actual knowledge of a Responsible Officer of such Person (without independent investigation or inquiry and without imputing to such Responsible Officer the knowledge of any third party) or receipt by such Person of written notice of such event or circumstance;

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law;

“Lease Closing Date” means the date on which all conditions precedent pursuant to Article V (Conditions precedent) have been satisfied or waived;

“Lease Default” means an event or circumstance which, after the giving of notice or lapse of time, or both, would become a Lease Event of Default;

“Lease Event of Default” has the meaning given to that term under Section 3.1 (Lease Events of Default) of this Agreement;

“Lessee” has the meaning given to that term in the preamble of this Agreement;

“Lessee Collateral” has the meaning given to that term under Section 9.1 (Granting Clause to Lessee) of this Agreement;

“Lessee Covered Taxes” has the meaning given that term under the Tax Services Agreement;

“Lessee Indemnitee” has the meaning given to that term under Section 4.1(a) (Indemnities) of this Agreement;

“Lessee Representative” has the meaning given to that term under the Second Step Transfer Agreement;

“Lessee Representative Account” has the meaning given to that term under the Servicing Agreement;

“Lessor” has the meaning given to that term in the preamble of this Agreement;

“Lessor’s Liens” means (a) any Lien arising out of a voluntary or involuntary transfer by Lessor of any of its rights, title or interest in the Devices or the Device Leases (other than (i) this Lease or any Transaction Document, (ii) any transfer to any Lessee, as a result of an Event of Default or in connection with the exercise by the relevant Lessee of any rights or options under the Transaction Documents or (iii) any Lien arising by, through or under any Lessee) or (b) any Lien of any Person arising by, through or under Lessor, not based upon or relating to the the Transaction Documents or the transactions contemplated thereby;

“Liabilities” has the meaning given to that term under Section 4.1(a) (Indemnities) of this Agreement;

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing;

“Like-Kind Exchange” means, with respect to a Customer Lease, an exchange of a Device pursuant to which the replacement Device is a Type of Device that is currently an Approved Device that satisfies the Device Return Condition, is the same Type (or a Type with a higher Device Residual Value) as the exchanged Device, and with respect to which the scheduled Customer Receivables under the modified Customer Lease are not less in amount, frequency and number than under the Customer Lease immediately prior to such modification;

“Like-Kind Exchange Device means a replacement Device subject to a Like-Kind Exchange;

“Logistics Services Provider” has the meaning given to that term under the Servicing Agreement;

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)	if a particular Person is specified, (i) the ability of such Person to perform its obligations under any Transaction Document to which it is a party or (ii) if a particular Person is not specified, the ability of any Originator, Servicer, any Lessee or Sprint to perform its obligations under the Transaction Document to which it is a party;

(b)	(i) the validity or enforceability of any Sprint Transaction Document or (ii) the value, validity, enforceability or collectability of any material portion of Lessee Collateral; or

(c)	the status, existence, perfection, priority, enforceability or other rights and remedies of Collateral Agent or Lessor associated in respect of its interest in Lessee Collateral;

“Members” means SBLS HD US, Inc. and JPLS HD US, Inc.;

“MLS Collection Account” means the account notified by the Lessor in writing to Servicer, Lessees and Collateral Agent;

“MLS Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Lease Closing Date among the Lessee Representative, the Senior Agent, the Senior Subordinated Loan Creditor, Lessor and the other parties thereto;

“Near Prime Customer” means any Customer under a Customer Lease that was not a Prime Customer as of the date of origination of such Customer Lease, and which (i) has a credit class designation of “Q2”, “H1”, “S5” or “T4”, or any equivalent credit class as set forth in the Credit and Collection Policies, and (ii) required a down payment of less than 35% of the device manufacturer’s suggested retail price, by the internal scoring system of the Servicer or an Originator;

“Nominated Agent” means, with respect to a Party, a Person appointed to act as that Party’s agent with respect to that Party’s obligations and rights under the Transaction Documents;

“Non-Return Remedies” has the meaning given to that term under Section 2.12(b) (Non-Return Remedies) of this Agreement;

“Non-Return Remedies Commencement Date” means:

(a)	in relation to a non-payment of any amount due under a Customer Lease, the date on which Servicer suspends service to the relevant Customer in accordance with the Credit and Collection Policies;

(b)	in relation to Device that is Non-Returned Device pursuant to Section (a) of the definition of Defaulted Device Returns, the Required Return Date therefor; and

(c)	in relation to a Device that, following its return did not satisfy the Device Return Condition, the date on which the Device was returned to a Sprint Party;

“Non-Returned Device” means any Device that is subject to a Defaulted Device Return;

“Opinion of Counsel” means the written opinion of a nationally or internationally recognized counsel that is selected by a Party to decide questions of law raised by Transaction Documents;

“Originators” has the meaning given to that term under the First Step Transfer Agreement;

“Party” and “Parties” means with respect to any Transaction Document, each party to the relevant agreement;

“Patents” shall mean, with respect to any Lessee, all of such Lessee’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (ii) all inventions and improvements described and claimed therein, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world;

“Performance Support Agreement” means the Performance Support Agreement, dated as of the date hereof and effective as of the Lease Closing Date, between Sprint and Lessor;

“Performance Support Provider” means Sprint;

“Permitted Device Liens” means

(a)	Liens arising pursuant to any Transaction Document;

(b)	Liens of Customers under the Customer Leases;

(c)	Lessor’s Liens;

(d)	Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Lessee for sums not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect thereto are maintained in conformity with GAAP; and

(e)	any customary rights of setoff, revocation, refund or chargeback and, as applicable, statutory or common law liens, in each case, of any Account Bank under the applicable Account Control Agreement.

“Permitted Holder” means SoftBank and its Affiliates;

“Person” means a natural individual, partnership, sole proprietorship, limited liability company, corporation (including a business trust), joint stock company, trust,

unincorporated association, joint venture, Governmental Authority or any other entity of whatever nature;

“Present Value Device Lease Amount” means an amount equal to the sum of (a) all previously accrued and unpaid Rental Payments plus (b) the remaining Rental Payments that would have accrued during the remainder of the Scheduled Device Lease Term discounted to present value at the Incremental Rate;

“Prime Customer” means any Customer that was categorized as “Prime” by the internal scoring system of the Servicer or an Originator as of the date of origination of the relevant Customer Lease or had graduated to such status as of Lease Closing Date;

“Protected Customers” means any current or former Customer that (i) is or has been subject to protections under the Servicemembers Civil Relief Act (the “SCRA”), but only with respect to, and to the extent of, Customer Receivables that are subject to the protections of the SCRA, or (ii) is a debtor in a bankruptcy proceeding, to the extent that the automatic stay applies to such debtor’s Customer Receivables under Section 362 of the Bankruptcy Code;

“PUK” means personal identification number unlock key;

“Records” means all contracts (including the Customer Lease), if any, and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by Servicer or Lessees with respect to the Customer Receivables;

“Related Originator” has the meaning given to that term under Annex 2 (Related Originators; Related Lessees) of the First Step Transfer Agreement;

“Relevant Personal Data” has the meaning given to that term under Section 8.1(l) of the Servicing Agreement;

“Rent Shortfall Returned Device” means a Returned Device in respect of which the Customer has not paid all accrued and unpaid Customer Receivables with respect to such Device during the Scheduled Customer Lease Term;

“Rental Payment” means, with respect to each Device Lease, the rental payments specified in the relevant Device Lease Schedule;

“Reparable Device” has the meaning given to that term under the Device Repurchase Agreement;

“Required Return Date” means the date a Customer is required to return a Device, which is promptly following the termination of a Customer Lease and in any event not later than 30 calendar days following the termination of the Customer Lease;

“Required Return Period” means to the extent a Sprint Party has received a Device from a Customer, the period ending 30 days after the earlier of (a) the last day of the

Scheduled Customer Lease Term, and (b) the actual receipt of a Sprint Party of the Device;

“Responsible Officer” means, as applicable, (i) an authorized officer of Lessor, or (ii) an authorized officer of any Sprint Party. Any document delivered hereunder that is signed by a Responsible Officer of Lessor or any Sprint Party, as applicable, will be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Lessor or such Sprint Party, as applicable, and such Responsible Officer will be conclusively presumed to have acted on behalf of Lessor or such Sprint Party, as applicable;

“Returned Device” has the meaning given to that term under Section 2.3(a) of the Device Repurchase Agreement;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority;

“Sanctions Authorities” has the meaning given to it in the definition of Sanctioned Person;

“Sanctioned Country” means, at any time, a country which is itself the subject or target of any country-wide Sanctions;

“Sanctioned Person” means, at any time:

(a)	any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (“Sanctions Authorities”);

(a)	any person operating, organized or resident in a Sanctioned Country; or

(b)	any person owned or controlled by any such person or persons.

“Scheduled Customer Lease Term” means, with respect to any Customer Lease, a period representing the remaining number of obligatory monthly rental payments due under such Customer Lease at the time such Customer Lease and the associated Device are contributed by an Originator to a Lessee as set forth in the relevant Device Lease Schedule;

“Scheduled Device Lease Term” means, with respect to any Device Lease, means the period commencing on the Device Lease Commencement Date and ending on the last day of the Scheduled Customer Lease Term;

“Schedule of Approved Devices” has the meaning given to that term under Section 2.6(a) (Approved Devices) of this Agreement;

“SCI” means Sprint Communications, Inc;

“Second Step Transfer Agreement” means the Second Step Transfer Agreement, dated the date hereof and effective as of the Lease Closing Date, between Lessees and Lessor;

“Secondary Market Value” has the meaning given to that term under the Device Repurchase Agreement;

“Senior Agent” has the meaning given to that term under the Servicing Agreement;

“Senior Loan Agreement” has the meaning given to that term under the Servicing Agreement;

“Senior Loan” has the meaning given to that term under the Servicing Agreement;

“Senior Subordinated Loan” has the meaning given to that term under the Servicing Agreement;

“Senior Subordinated Loan Creditor” has the meaning given to that term under the Servicing Agreement;

“Servicer” has the meaning given to that term under the Servicing Agreement;

“Servicer Collection Accounts” has the meaning given to that term under the Servicing Agreement;

“Servicer Replacement Event” has the meaning given to it under Section 3.1 of the Servicing Agreement;

“Servicing Agreement” means the Servicing Agreement dated as of the date hereof amd effective as of the Lease Closing Date, among Lessor, Servicer, Lessees and Collateral Agent;

“Settlement Date” has the meaning given to that term in the MLS Intercreditor Agreement;

“SoftBank” means SoftBank Corp.;

“Sprint” means Sprint Corporation, a Delaware corporation;

“Sprint Guarantee” means the Guaranty, dated as of the date hereof and effective as of the Lease Closing Date, by Sprint in favor of Lessor;

“Sprint Party” means Sprint, each Originator, Servicer, each Lessee, and each other Subsidiary of Sprint party to a Transaction Document;

“Sprint Spectrum” has the meaning given to that term in the preamble of this Agreement;

“Sprint Transaction Documents” has the meaning given to that term under the Servicing Agreement;

“Sub-Servicer” has the meaning given to that term under the Servicing Agreement;

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent;

“Tax Authority” has the meaning given to that term under the Tax Services Agreement;

“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority;

“Tax Services Agreement” has the meaning given to that term under the Servicing Agreement;

“Term” has the meaning given to that term under Section 2.7 (Term) of this Agreement;

“Trademarks” shall mean, with respect to any Lessee, all of such Lessee’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, internet domain names, other inidicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (v) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world;

Transaction” means, collectively the transactions contemplated by the Transaction Documents;

“Transaction Documents” has the meaning given to that term under the Servicing Agreement;

“Transfer Agreements” means the First Step Transfer Agreement and the Second Step Transfer Agreement;

“Type” means, with respect to a Device, the make, model, memory and colour of such Device;

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation), as in effect from time to time in any applicable jurisdiction;

“Unpaid Balance” means, with respect to any Customer Lease at any time, all remaining Customer Receivables payable by a Customer under such Customer Lease at and after such time;

“Voting Securities” means, with respect to any Person, the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency); and

“Waterfall” has the meaning given to that term under the Servicing Agreement.